EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT C:
 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
-------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Shareholders and
Board of Trustees of
The Tocqueville Alexis Fund:

In planning and performing our audit of the financial statements of The Tocqueville Alexis Fund (the "Fund") for the year ended October 31, 2002 we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2002.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 12, 2002



EXHIBIT B:
The Trust held a shareholder meeting on June 24, 2002. At the meeting, the shareholders voted to elect two directors:
Francois Sicart and Robert Kleinschmidt; The shareholders also voted to ratify a new Investment Advisory Agreement between Tocqueville Asset Management L.P. and the
Tocqueville Alexis Trust, on behalf of itself and on behalf of the Tocqueville Alexis Fund. The results of the voting were as follows:

                            FOR      AGAINST    WITHHELD     ABSTENTIONS

Francois Sicart          2,765,430      -        615,522         -
Robert Kleinschmidt      2,765,430      -        615,522         -
Approval of Agreement
With Tocqueville
Asset Management L.P.    3,191,153   189,799        -            -


For the text of the proposals voted on at the Trust's Special Meeting of Shareholders held on June 24, 2002, as well as a copy of the Investment Advisory Agreement as approved by shareholders at the Special Meeting, see the definitive form of proxy statement filed with the Securities and Exchange Commission on June 11, 2002 (accession no. 0000950172-02-001246) which is hereby incorporated by reference herein.